Exhibit 10.47

Portions of this document marked [*] are requested to be treated confidentially.

EXECUTION COPY

RESEARCH AGREEMENT

between	Coronado Biosciences, Inc.
24 New England Executive Park Burlington, MA 01803

Project Leader: Dr. Karin Hehenberger, Dr. Bobby Sandage

(hereinafter referred to as “Coronado”)

and	Freie Universität Berlin
represented by Peter Lange, Director of Administration and Finance Kaiserswerther Straße 16-18 14195 Berlin

on behalf of the executing Department of Veterinary Medicine Institute of Immunology

Prof. Dr. Susanne Hartmann (Principal Scientist)

(hereinafter referred to as “FU Berlin”)

Coronado and FU Berlin are hereinafter also referred to individually as “Party” and collectively as “Parties”.

This Agreement is entered into by and between the Parties as of the Effective Date (each as defined herein).

PREAMBLE

WHEREAS	FU Berlin possesses valuable expertise within Immune modulation by helminths, proteomics, and auto-immune animal models, certain of which is included in the FU Berlin Background Know-How (as defined herein); and

WHEREAS	FU Berlin has used Material (Trichuris suis ova (“TSO”)) delivered by Ovamed GmbH (“Ovamed”) on the basis of the Ovamed MTA; and

WHEREAS	FU Berlin will supply expertise and knowledge on immune modulation by Trichuris suis larval excretory/secretory products to Coronado; and

WHEREAS	Coronado owns or controls Coronado Intellectual Property (as defined herein) and is engaged in an ongoing research and development program with respect to TSO; and

WHEREAS	Coronado will supply support for evaluation of T. suis larval excretory/secretory components; and

WHEREAS	The research project contemplated in this Agreement is of mutual interest and benefit to FU Berlin and Coronado and may potentially further research objectives of FU Berlin and Coronado; and

WHEREAS	The Parties have on the Effective Date entered into a License Agreement (as defined herein) relating to the Project.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto agree to the following:

ARTICLE 1 - DEFINITIONS

1.1.	In this Agreement, the following capitalized terms will have the meaning set forth in this Article 1.1, unless otherwise defined.

1.1.1.	“Affiliate(s)” means any corporation, company, partnership, joint venture or other entity which Controls, is controlled by, or is under common Control with a Party. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of a Party.

1.1.2.	“Agreement” means this Research Agreement including its appendices.

1.1.3.	“Coronado Confidential Information” is defined in Article 9.1.

1.1.4.	“Coronado Intellectual Property” is defined in Article 8.1.

1.1.5.	“Effective Date” means the date of the last signature of this Agreement.

1.1.6.	“FU Berlin Background Know-How” means the Know-How that has been created by, is owned or controlled by or has been reduced to practice by FU Berlin or FU Berlin Personnel related to the project “Functional characterization of T. suis larval products in mice” prior to the Effective Date, whether or not patentable, and as summarized on Appendix A attached hereto.

1.1.7.	“FU Berlin Intellectual Property” means any intellectual property, including Patents and Know-How that (a) is included in or covers FU Berlin Background Know-How, or (b) becomes during the Term owned or controlled by FU Berlin or its Affiliates and relates to the Project, this Agreement, or a Licensed Product (as defined in the License Agreement), including FU Berlin’s right, title and interest in any Project Results and/or Joint Patents.

1.1.8.	“Know-How” means results, data, ideas, concepts, discoveries, Inventions (whether patentable or not) developments, methods, processes and trade secrets, techniques, methodologies, modifications, innovations, improvements, enhancements, design and design concepts, formulations, biological samples, tissues, animals, organisms, compounds, intermediates, and all other tangible and intangible materials and information.

1.1.9.	“Joint Patent” means any and all Patents that embody, disclose or claim an invention or discovery (an “Invention”) first made, conceived, created and/or reduced to practice (a) by one or more employees and/or agents (including professors, students and/or any other Project staff) of FU Berlin (“FU Berlin Personnel”) or (b) jointly by FU Berlin Personnel and one or more employees of Coronado, in either case in the course of or in furtherance of conducting or performing the Project or pursuant to this Agreement.

1.1.10.	“License Agreement” means the Joint Ownership and Exclusive License Agreement entered into by the Parties as of the Effective Date, as it may be amended in accordance with the terms thereof, attached hereto as Appendix C.

1.1.11.	“Ovamed MTA” means the Material Transfer Agreement, by and between FU Berlin and Ovamed, as amended as of the Effective Date by and together with the Letter Agreement among FU Berlin, Ovamed and Coronado.

1.1.12.	“Patent(s)” means any patents, patent applications (including provisional applications), certificates of invention, or applications for certificates of invention and any supplementary protection certificates, together with any extensions, registrations, confirmations, patents of addition, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof or thereto.

1.1.13.	“Performance Period” means the period for performing the Project, which shall commence on the Effective Date and expire, unless earlier terminated as set forth herein, four (4) years thereafter.

1.1.14.	“Project” means the research project as described on Appendix B attached hereto entitled “Functional characterization of secretory T. suis larval products in mice”.

1.1.15.	“Project Director for FU Berlin” is Prof. Dr. Susanne Hartmann.

1.1.16.	“Project Directors for Coronado” are Dr. Karin Hehenberger and Dr. Bobby Sandage or any duly qualified substitute who replaces a Project Director for Coronado.

1.1.17.	“Project Results” means any and all Know-How in any form that is (a) conceived, developed or otherwise generated by or on behalf of either Party in the course of performing the Project or pursuant to this Agreement; or (b) generated within (6) months after the expiration of the Performance Period from an analysis of the data generated in the performance of the Project.

1.1.18.	“Research Fees” is defined in Article 5.

ARTICLE 2 - RESEARCH WORK

2.1	The Parties will commence the performance of the Project promptly after the Effective Date of this Agreement and will perform the Project during the Performance Period in accordance with the terms and conditions of this Agreement. FU Berlin will not make any changes to the Project without the prior written consent of Coronado, such consent to be given or denied at Coronado’s sole discretion. Notwithstanding anything in this Agreement to the contrary, Coronado and FU Berlin may at any time amend the Project in accordance with Article 13.1 hereof.

2.2	FU Berlin will select and supervise staff for the Project as set out in the Project or, if not specified in the Project, as required for the timely performance of the Project. Notwithstanding the foregoing, the Project will be supervised by Prof. Dr. Susanne Hartmann and, if for any reason Prof. Dr. Susanne Hartmann is unable to continue to serve as Project Director for FU Berlin, Coronado shall have the right to terminate this Agreement. In such event, the provisions of Article 14.4 shall be applicable.

2.3	Unless otherwise provided herein or in the License Agreement (including as set forth in Article 5 thereof), or as agreed by the Parties in writing, FU Berlin will not during the Term of this Agreement or the License Agreement cooperate, work with, or enter into any agreement or arrangement with any third party relating to TSO or granting any intellectual property rights relating to the foregoing.

2.4	Except as otherwise provided herein or in the License Agreement, nothing in this Agreement will be construed as granting to either Party any license with respect to the other Party’s proprietary rights or Confidential Information.

2.5	Each Party covenants towards the other Party that its performance under the Agreement and the Project will be in accordance with all applicable laws and regulations.

ARTICLE 3 - INDEPENDENT CONTRACTOR

3.1	In the performance of this Agreement

i)	FU Berlin will be deemed to be and will be performing its work hereunder solely as an independent contractor and, as such, none of FU Berlin, Project Director for FU Berlin nor any FU Berlin Personnel will be entitled to any benefits applicable to employees of Coronado.

ii)	The relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party, its employees or its Project Director(s) will be authorised or empowered to act as an agent or intermediary for the other Party for any purpose, nor to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party.

ARTICLE 4 - REPORTING

4.1	FU Berlin will disclose to Coronado in written progress reports in mutually-agreed upon form any and all Project Results as follows: (a) every six (6) months, in a short summary form; and (b) a full progress report once each calendar year, or within thirty (30) days of the termination of the Performance Period or early termination of this Agreement, whichever occurs first, describing the progress made and Project Results. In addition, Coronado shall be advised via regular communication via telephone conferencing as reasonably requested by Coronado. Any report prepared by FU Berlin hereunder referencing and/or containing Project Results (Invention Disclosure) is considered Confidential Information until publication of such Project Results in accordance with Article 7 hereof and shall be subject to the terms of the License Agreement.

4.2	During the Performance Period, representatives of FU Berlin will meet with representatives of Coronado at least once a year at times and places mutually agreed upon to discuss progress and Project Results, as well as plans for the Project performed hereunder. Meetings will take the form of a presentation from the FU Berlin (Hartmann lab) with updates on the current state of research and roundtable discussion. The meetings will be held either at Coronado’s facilities in the United States or at FU Berlin’s facilities in Berlin, at Coronado’s choice. In the event that such meetings are held at Coronado’s premises, Coronado will reimburse FU Berlin for preapproved reasonable travel expenses on economy class and reasonable hotel expenses, upon submission of appropriate documentation evidencing such expenses. FU Berlin will provide to Coronado a summary progress report at least two (2) weeks prior to the above meetings.

ARTICLE 5 - RESEARCH FEES

5.1	In consideration of FU Berlin’s performance of the Project, Coronado will pay FU BERLIN the fees (the “Research Fees”) as set forth in and subject to the terms and conditions of this Article 5.

5.2	During the Performance Period, Coronado will pay the specified Research Fees (which, for clarification, include 20 % overhead costs for FU Berlin) on the dates (the “Payment Dates”) set forth in this Article 5.2 (provided that if any specified Payment Date is not a business day, the payment will be made on the next following business day):

•

within ten (10) business days after the Effective Date, an amount equal to €81,000 pro rated for the period of time commencing on the Effective Date and terminating on June 30, 2013 based on the €81,000 representing 180 days;

•	€81,000 on July 1, 2013;
•	€81,000 on January 2, 2014;
•	€81,000 on July 1, 2014;
•	€81,000 on January 2, 2015;
•	€81,000 on July 1, 2015;
•	€81,000 on January 2, 2016;
•	€81,000 on July 1, 2016; and
•	on January 2, 2017, an amount equal to €81,000 less the amount paid for the period of time commencing on the Effective Date and terminating on June 30, 2013.

5.3	For clarification, (a) the aggregate Research Fees shall not exceed the sum EUR 648,000 during the Performance Period, (b) all bank fees related to receipt of interbank transfers must be borne by Coronado, and (c) the Research Fees do not include any payments mentioned under the License Agreement. Any payment payable by Coronado under this Agreement is subject to receipt by Coronado of an invoice allowing forty five (45) days from receipt by Coronado of such invoice until settlement.

5.4	The Research Fees made by Coronado under this Agreement impose no obligation, express or implied, for FU Berlin or Project Director for FU Berlin to prescribe, provide favourable formulary status for, or otherwise support Coronado’s products or services.

5.5	If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, FU Berlin shall provide Coronado, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms) and Coronado shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 5. Coronado will reasonably cooperate with FU Berlin to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries.

ARTICLE 6 - PUBLICITY

6.1	Except as may be required by applicable law or as provided in this Agreement or the License Agreement, the Parties will not use the name of the other Party, nor of any employee or member of the other Party’s Project staff, in any advertising or promotional activities without the prior written approval of the other Party, which approval shall not be unreasonably withheld and which shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments since the date of the previous disclosure.

6.2

Notwithstanding the foregoing, it is understood and agreed by FU Berlin that Coronado may make disclosure of this Agreement and the License Agreement and the terms hereof and thereof (a) in any filings required by the Securities and Exchange Commission (“SEC”), other governmental authority or securities exchange, and may file this Agreement and the License Agreement as exhibits to any filing with the SEC, other governmental authority or securities exchange, and (b) in press releases or other public announcements as required by applicable laws. Coronado shall provide FU Berlin with notice of the initial such press release disclosure. Except as required by law, FU Berlin shall not make any public announcement or other disclosure to a third party concerning the existence of or terms of this Agreement or the License Agreement or with respect to the Project or Licensed Product without the prior written consent of Coronado.

ARTICLE 7 - PUBLICATION

7.1	Coronado agrees that FU Berlin will be permitted to (a) present at symposia and at international or regional professional meetings, and (b) publish in scientific journals, theses, or dissertations the Project Results, always provided that Coronado is furnished with copies of any proposed presentation or publication at least thirty (30) calendar days in advance of the submission of such proposed presentation or publication. Within this thirty (30) day period, Coronado has the right to comment on and object to such proposed presentation or proposed publication either because there may be patentable subject matter or if Coronado Confidential Information is contained in the proposed publication or presentation. In the event that Coronado puts forward comments to the proposed presentation or publication, FU Berlin undertakes to take into due consideration any such comments. In the event that Coronado makes an objection to the proposed presentation or publication including because there may be patentable subject matter, FU Berlin must refrain from making such publication or presentation for ninety (90) days from the date of receipt by FU Berlin of such objection in order for Coronado to file patent application(s) with the patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation. Except with the express written consent of Coronado, to be decided at Coronado’s sole discretion, FU Berlin will under no circumstances publish or disclose any Coronado Confidential Information or Coronado Intellectual Property.

7.2	The Parties agree that any publication of the Project Results will support current, internationally accepted requirements for biomedical publication including ethical principles and recommendations applying to authorship and contributorship.

ARTICLE 8 - INTELLECTUAL PROPERTY

8.1

FU Berlin understands and acknowledges that Coronado is engaged in an ongoing research and pre-clinical and clinical development program with respect to TSO and owns and controls and may obtain during the Term additional ownership or control of Patents, Know-how, trade secrets, and other intellectual property relating to TSO (“Coronado Intellectual Property”) and shall retain all such ownership and control during and after the Project. Coronado grants to FU Berlin during the Performance Period a non-exclusive non-transferable license to Coronado Intellectual Property solely to the extent necessary for FU Berlin’s own internal use for the sole purpose of conducting the Project in accordance with the terms of this Agreement.

8.2	FU Berlin retains at all time its ownership of the FU Berlin Intellectual Property, subject to the exclusive rights and licenses thereto granted to Coronado under the License Agreement.

License to Project Results and Joint Patents

8.3	FU Berlin will disclose to Coronado any and all Project Results in accordance with Article 4 and will promptly disclose to Coronado in writing any Inventions. Any and all Project Results and Joint Patents, including all rights, title and interest thereon and any Inventions relating thereto or claimed therein, will be jointly owned by the Parties as provided for and in accordance with the terms and conditions of the License Agreement.

8.4	FU Berlin and Prof. Dr. Susanne Hartmann (a) shall ensure that all FU Berlin Personnel who will have responsibilities and/or will engage in activities relating to the Project has entered or will enter into upon recruitment an employment agreement or other agreement that provides for disclosure and assignment to FU Berlin of any Inventions made by such FU Berlin Personnel (including assignment of any of such individual’s right, title and interest in and to any such Inventions and intellectual property relating to any such Inventions), during the course of his or her employment, performance of the Project and conduct of the activities contemplated under this Agreement, and is familiar with and abides by the terms of this Article 8.3, and (b) agree specifically that Prof. Dr. Susanne Hartmann has entered into such contractual agreement and assignment with FU Berlin.

8.5	The License Agreement sets out, amongst others, the exclusive rights and licenses to Coronado to use and exploit FU Berlin Intellectual Property, Project Results and Joint Patents.

ARTICLE 9 - CONFIDENTIALITY

9.1	FU Berlin undertakes from the date of disclosure during the Term and for a period ending on the later of (a) seven (7) years after the expiration of the Term, or (b) expiry or termination of the License Agreement, to treat all Coronado Intellectual Property as well as any other confidential or proprietary information of Coronado, including, technical, financial or business information disclosed by Coronado which is clearly marked “confidential”, “proprietary” or by other appropriate legend indicative of its confidential nature (collectively, “Coronado Confidential Information”), as strictly confidential (provided, that if Confidential Information is not marked or otherwise identified as such, it shall be treated as confidential in accordance with the terms of this Agreement if a reasonable person knowledgeable in the field of research or medical practice would conclude that such information was the confidential, proprietary information of Coronado) and not to disclose any of the foregoing to any third party and to use it only for the performance of the Project in accordance with the terms of this Agreement.

9.2	The obligations set forth in this Article 9 will also apply to Project Results and reports referencing and/or containing Project Results prepared by FU Berlin hereunder (together with Coronado Confidential Information, “Confidential Information”) until (and only to the extent) released for publication in accordance with Article 7 of this Agreement.

9.3	The obligations set forth in Articles 9.1-9.2 above will not apply to Confidential Information that:

i)	is or becomes known to the public through no fault of the receiving Party;

ii)	is already known to the receiving Party prior to its receipt from the disclosing Party as shown by the written records of the receiving Party;

iii)	becomes known to the receiving Party by disclosure from a third party who has lawful right to disclose the information;

iv)	is independently developed by or for the receiving Party as shown by the receiving Party’s written records; or

v)	is required to be disclosed by law or by legal, administrative or judicial process.

Confidential Information disclosed hereunder shall not be deemed to be within the foregoing exceptions (i-v) merely because such information is embraced by more general knowledge in the public domain or is in possession of the receiving Party solely as a result of the disclosing Party’s activities under this Agreement.

9.4	FU Berlin may disclose Confidential Information only to employees who need to know in order to perform FU Berlin’s obligations under this Agreement, and provided that such employees are bound by obligations of confidentiality and non-use to FU Berlin which are at least as restrictive as those contained in this Agreement. FU Berlin will at all times ensure that such employees are fully aware of FU Berlin’s obligations of this Agreement and will at all times be responsible for any breach by its employees of the provisions herein.

9.5	FU Berlin will promptly notify Coronado if FU Berlin becomes aware of any potential breach of the obligations of confidentiality and non-use by any individual to whom FU Berlin has disclosed any Confidential Information. FU Berlin will give Coronado all reasonable assistance in connection with any action, demand, claim or proceeding that Coronado may institute against any such individual in respect of such potential breach.

9.6	FU Berlin undertakes to destroy or, upon request of Coronado, to return to Coronado promptly upon completion of the Project or early termination of this Agreement any and all Confidential Information (and all copies thereof), apart from one copy to be retained in the legal files of FU Berlin for the sole purpose of determining the scope of obligations incurred under this Agreement or as otherwise required by law (which shall remain subject to the confidentiality restrictions contained herein). FU Berlin will no later than one (1) month after completion of the Project or termination of this Agreement provide written confirmation that the obligation in this Article 9.6 has been fulfilled.

ARTICLE 10 - INSURANCE AND INDEMNIFICATION

10.1	FU Berlin represents and warrants that FU Berlin has adequate liability insurance, such protection being applicable to FU Berlin Personnel to the extent permitted by law.

10.2	Each Party hereby assumes any and all risks of personal injury and property damage attributable to the intentional or negligent acts or omissions of that Party and its officers, employees, staff and agents.

10.3	FU Berlin hereby agrees to hold harmless and indemnify Coronado, including, but not limited to, Coronado’s attorneys’ fees, by reason of breach of this Agreement by FU Berlin or FU Berlin Personnel.

10.4	In respect of any information or materials supplied by FU Berlin under the Project, no warranty or representation of any kind is made, given or implied as to the sufficiency or fitness for purpose nor as to the absence of any infringement of any proprietary rights of third parties. FU Berlin shall not be responsible for punitive damages, indirect or consequential loss or similar damage such as, but not limited to, loss of profit, loss of revenue or loss of contracts, provided such damages was not caused by a willful act or by breach of confidentiality.

ARTICLE 11 - ASSIGNMENT

11.1	Neither Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that without such consent of FU Berlin, Coronado may assign or transfer this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets related to TSO or Licensed Product or in the event of a merger, consolidation, change in control or similar corporate transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. In connection with the foregoing, Coronado acknowledges the “Guiding Principles” of FU Berlin and shall provide notice to FU Berlin of any such assignment.

ARTICLE 12 - NOTICES

12.1

Specifically excepting any invoice or payment payable hereunder for which reference is made to Article 5 hereof, any notice, report, request, approval, consent or other communication required or permitted to be given under this Agreement will be in writing and will for all purposes be deemed to have been fully given and received if delivered in person or sent by registered or electronic mail, by recognized international courier service, or by fax transmission (with an appropriate transmission receipt) to the respective Parties at the following addresses:

If to Coronado:	24 New England Executive Park
Burlington, MA 01803
Attn: Bobby W. Sandage, Jr., Ph.D
bsandage@coronadobio.com
Fax:+1-781-652-4545

If to FU Berlin:	Freie Universität Berlin
Fachbereich Veterinärmedizin
Institut für Immunologie
Attn: Prof. Dr. Susanne Hartmann susanne.hartmann@fu-berlin.de
Fax: +49 30 2093 6051

ARTICLE 13 - OTHER PROVISIONS

13.1	Amendment. No amendments or additions to this Agreement (including to this Article 13.1) or to the Project will be binding on the Parties unless made in writing and signed by a duly authorised representative of each Party.

13.2	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of the Agreement, and all of which, when taken together, will be deemed to constitute one and the same Agreement. Signatures to this Agreement transmitted by fax or by electronic mail in “portable document format” (“.pdf”) will have the same effect as physical delivery of the paper document bearing the original signatures.

13.3	No Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any party other than the Parties and their respective successors and assigns.

13.4	Severability. If, under applicable law, any provision of this Agreement is invalid or unenforceable, the affected provision of this Agreement will be limited or eliminated only to the extent necessary, and the remainder of this Agreement will remain in full force and effect, provided that the remaining provisions are in accordance with the intention of the Parties. In the event the terms of this Agreement are materially altered as a result of the foregoing, such invalid and/or unenforceable provision shall be replaced by a valid and enforceable provision that comes closest to the invalid and/or unenforceable provision in light of the overall intent and purposes of this Agreement and the Parties will renegotiate in good faith the terms of this Agreement to resolve any other inequities.

13.5	Entire Agreement. This Agreement together with the License Agreement constitute the entire agreement between the Parties with respect to performance of the Project and supersedes any and all oral or written communications, understandings or term sheets relating thereto.

ARTICLE 14 - TERM AND TERMINATION

14.1	This Agreement will become effective on the Effective Date and will continue in effect until the later of the date that the last payment or report is due hereunder (the “Term”) unless sooner terminated in accordance with this Article 14. The Parties may extend the Term by amending this Agreement in accordance with Article 13.1 hereof.

14.2	Either Party may terminate this Agreement early, with or without cause, with a three months prior written notice.

14.3	Either Party shall be entitled to terminate this Agreement or suspend its obligations with immediate effect, and without any compensation becoming due, in the event of the following:

i)	if either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement, the Non-Breaching Party may deliver notice of such breach to the Breaching Party; if the Breaching Party fails to cure such breach within the sixty (60) day period after the Breaching Party’s receipt of such notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party; or

ii)	upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

14.4	In the event of early termination of this Agreement by Coronado pursuant to Article 14 or Article 2.2 hereof, (a) the Performance Period shall terminate on the effective date of the termination of this Agreement, and (b) Coronado will pay FU Berlin an amount (a “Termination Fee”) equal to the amount of the Research Fee that would have been payable in accordance with Article 5.2 on the first Payment Date following the effective date of termination, based on a 180-day period and pro rated for the actual number of days since the last Payment Date prior to the effective date of termination, subject to the following sentence. In the event FU Berlin incurs under German law non-cancellable severance or similar obligations in accordance with the Project prior to the early termination, and the amount of such obligations exceeds the Termination Fee calculated in accordance with the previous sentence, the Termination Fee shall be increased by an amount equal to the lesser of (i) the amount of such obligations or (ii) € 100.000, provided that FU Berlin will use reasonable efforts to mitigate such obligations and related costs.

14.5	Except as set forth in this Agreement, termination of this Agreement by either Party for any reason will not affect the rights and obligations of the Parties accrued prior to the effective date of termination of this Agreement in accordance with the terms of this Agreement. In addition, notwithstanding any other provision of this Agreement, no termination of this Agreement, however effectuated, will (a) release the Parties from their rights and obligations under Articles 8 and 9 of this Agreement or affect the Parties’ rights and obligations under the License Agreement, or (b) terminate the License Agreement, unless the License Agreement otherwise terminates in accordance with then applicable termination provisions of the License Agreement.

ARTICLE 15 - DISPUTE RESOLUTION AND GOVERNING LAW

15.1	The Parties will use commercially reasonable efforts to settle all matters in dispute amicably. The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of Coronado and the Director of Administration and Finance of FU Berlin. Such individuals shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If such individuals are unable to settle the Dispute between themselves within twenty (20) Business Days, they shall so report to the parties in writing. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

15.2	Any Dispute which has not been resolved by negotiation as provided in Article 15.1 within twenty (20) Business Days, shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration will take place in Berlin and will be conducted in the English language. The award of the arbitrator(s) will be final and binding on both Parties. The Parties bind themselves to carry out the awards of the arbitrator(s).

15.3	Notwithstanding, without resorting to prior arbitration and in addition to any other remedies provided by law, Coronado will be entitled to seek temporary and permanent injunctive relief against any threatened or actual breach of this Agreement or the continuation of any such breach in any court of competent jurisdiction.

15.4	This Agreement will as far as legally possible be construed and interpreted pursuant to the laws of Germany without regard to principles of conflicts of law.

ARTICLE 16 - REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

16.1	Each Party represents and warrants to the other Party that:

(a)	it has the legal right, title, authority and power to enter into this Agreement and to perform its obligations hereunder and thereunder;

(b)	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(c)	the performance of its obligations under this Agreement and the License Agreement will not conflict with or result in the breach of any agreements, contracts or other arrangements to which it is a Party.

16.2	FU Berlin represents and warrants to Coronado that:

(a)	FU Berlin is the sole and exclusive owner of the FU Berlin Intellectual Property, free and clear of any liens, charges and encumbrances, and no other person, corporate or other entity, or governmental entity or subdivision thereof, has any claim or ownership interest in, to or under the FU Berlin Intellectual Property whatsoever, except that as set forth in the Ovamed MTA, Ovamed has a 10% interest in FU Berlin’s interest in Joint Patents in the Ovamed Territory;

(b)	Without limiting the generality of the foregoing, any and all Inventions and intellectual property relating thereto that have been, are or may be made, conceived, created and/or reduced to practice by any FU Berlin Personnel, including Prof. Dr. Susanne Hartmann, those under Prof. Dr. Hartmann’s supervision and control, or any other person performing services under this Agreement, have been or are contractually assigned to and are and will be owned solely by FU Berlin;

(c)	FU Berlin has not (a) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in and to the FU Berlin Intellectual Property or to any Joint Intellectual Property; (b) granted any license or other rights to or under the FU Berlin Intellectual Property or to any Joint Intellectual Property except that as set forth in the Ovamed MTA, Ovamed has a 10% interest in FU Berlin’s interest in Joint Patents in the Ovamed Territory; or (c) entered into any agreement with any third party which relates to the Project or is inconsistent or in conflict with the rights granted to Coronado hereunder or which would otherwise interfere with the practice of the Licensed IP (as defined in the License Agreement) by Coronado as contemplated under the License Agreement;

(d)	FU Berlin has disclosed to Coronado all information known by it that is reasonably believed by FU Berlin to be related to the FU Berlin Intellectual Property or the Project and the rights and licenses granted under the License Agreement and the activities contemplated under this Agreement; and

(e)	there are no pending or threatened actions, suits, investigations, claims, judgments, settlements or proceedings relating to the FU Berlin Intellectual Property.

16.3	LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE SET FORTH HEREIN, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. This limitation of liability shall not apply to the extent that any such liability is the result of intentional acts or omissions by, or accountable to, any Party.

SIGNED BY:

Date: February 22, 2013	Date: 22.02.2013

Coronado Biosciences, Inc.	Freie Universität Berlin

By: /s/ Harlan F. Weisman, M.D.	By: /s/ Peter Lange
Name: Harlan F. Weisman, M.D.	Name: Peter Lange
Title: Chairman and CEO	Title: Director of Administration and Finance

Acknowledged and read:	Acknowledged and Agreed:

Date: February 22, 2013	Date: 2/22/13

Project Director for Coronado	Principal Scientist and Project Director for FU Berlin

/s/ Bobby Sandage	/s/ S. Hartmann
Dr. Bobby Sandage,	Prof. Dr. Susanne Hartmann
Principal Scientist	Principal Scientist / Group Leader

Appendix A

FU Berlin Background Know-How

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Appendix B

PROJECT

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Appendix C

Joint Ownership and License Agreement

EXECUTION COPY

JOINT OWNERSHIP AND EXCLUSIVE LICENSE AGREEMENT

between	Coronado Biosciences, Inc. 24 New England Executive Park Burlington, MA 01803

Project Leaders: Dr. Karin Hehenberger, Dr. Bobby Sandage

(hereinafter referred to as “Coronado”)

and	Freie Universität Berlin represented by Peter Lange Director of Administration and Finance Kaiserswerther Straße 16-18 14195 Berlin

on behalf of the executing Department of Veterinary Medicine Institute of Immunology

(hereinafter referred to as the “FU Berlin”)

Project Leader: Prof. Dr. Susanne Hartmann (Principal Scientist)

Coronado and FU Berlin are hereinafter also referred to individually as “Party” and collectively as the “Parties”.

This Joint Ownership and Exclusive License Agreement (“License Agreement”) is entered into by and between the Parties as of the Effective Date (as defined herein).

PREAMBLE

WHEREAS	The Parties have on the Effective Date entered into a Research Agreement related to the Project (as defined herein);

WHEREAS	FU Berlin wishes to grant Coronado the exclusive right and license to exploit FU Berlin Intellectual Property, Project Results and Joint Patents (each as defined herein); and

WHEREAS	The Parties and Ovamed GmbH (“Ovamed”) have on the Effective Date entered into a Letter Agreement which, in part, amends the Ovamed MTA, and Coronado and Ovamed have on the Effective Date entered into a License and Sublicense Agreement relating to Licensed Products for the Ovamed Territory;

FU Berlin – License Agreement final execution	1/19

Licensed Products for the Ovamed Territory;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto agree to the following:

1. ARTICLE 1 - DEFINITIONS

1.1.	In this License Agreement, the following capitalized terms will have the meaning set forth in this Article 1.1, unless otherwise defined.

1.1.1.	“Affiliate(s)” means any corporation, company, partnership, joint venture or other entity which Controls, is controlled by, or is under common Control with a Party. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of a Party.

1.1.2.	“Coronado Territory” means North America, South America and Japan, and such other countries or jurisdictions as may be agreed to from time to time between Coronado and Ovamed.

1.1.3.	“Effective Date” means the commencement date of this License Agreement which is the date of the last signature hereto.

1.1.4.	“FU Berlin Background Know-How” means the Know-How that has been created by, is owned or controlled by or has been reduced to practice by FU Berlin or FU Berlin Personnel related to the project “Functional characterization of T. suis larval products in mice” prior to the Effective Date, whether or not patentable, as summarized on Schedule 1.1.4 attached hereto.

1.1.5.	“FU Berlin Intellectual Property” means any intellectual property, including Patents and Know-How, that (a) is included in or covers FU Berlin Background Know-How, or (b) becomes during the Term owned or controlled by FU Berlin or its Affiliates and relates to the Project, the Research Agreement or any Licensed Product, including FU Berlin’s right, title and interest in any Project Results and/or Joint Patents that for any reason, do not become or remain during the Term jointly-owned by the Parties.

1.1.6.	“IND” means an Investigational New Drug Application, filed in accordance with U.S. 21 C.F.R. Part 312, under which clinical investigation of an experimental drug or biologic (in this Agreement, Licensed Product) may be performed in human subjects, or a corresponding filing in Europe.

1.1.7.	“Issued Patent Claim” means a claim of any granted Patent that has not: (i) lapsed, expired or been withdrawn, canceled, abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; (ii) been finally rejected or held invalid by a final decision of a Patent Authority from which no appeal has been or can be taken; or (iii) been held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which was appealable, but which was not timely appealed).

1.1.8.	“Joint Intellectual Property” has the meaning set forth in Article 2.1.

1.1.9.	“Joint Patent” means any and all Patents that embody, disclose or claim an invention or discovery (an “Invention”) first

FU Berlin – License Agreement final execution	2/19

made, conceived, created and/or reduced to practice solely or jointly by one or more employees and/or agents (including professors, students and/or any other Project staff) of FU Berlin (“FU Berlin Personnel”) or jointly by FU Berlin Personnel and one or more employees of Coronado in the course of or in furtherance of conducting or performing the Project or pursuant to the Research Agreement.

1.1.10.	“Know-How” means results, data, ideas, concepts, discoveries, Inventions (whether patentable or not) developments, methods, processes and trade secrets, techniques, methodologies, modifications, innovations, improvements, enhancements, design and design concepts, formulations, biological samples, tissues, animals, organisms, compounds, intermediates, and all other tangible and intangible materials and information.

1.1.11.	“Licensed Product” means a pharmaceutical or biologic product in final form, the use or sale of which in a particular country would, in the absence of the rights and licenses granted hereunder, infringe an Issued Patent Claim of a Joint Patent or Patent included in Licensed IP in such country.

1.1.12.	“Licensed IP” means, collectively, FU Berlin Intellectual Property and FU Berlin’s interest in Joint Intellectual Property.

1.1.13.	“Net Sales” means the actual gross amount invoiced for sales of Licensed Products by Coronado, its Affiliates or sublicensees to third parties, less the sum of the following: (a) quantity or other trade discounts; (b) sales, excise, VAT, custom or tariff duties and/or taxes; (c) amounts allowed or credited on returns or rejections (including as a result of recalls, market withdrawals or other corrective actions), and retroactive price reductions or allowances; (e) outbound transportation prepaid or allowed, packaging and freight charges and transportation insurance; (f) rebates or similar payments paid in connection with sales of Licensed Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs in any country of the Territory, patient discount programs, administrative fees and chargebacks or similar price concessions, and sales commissions; and (g) allowances for bad debt. Net Sales does not include sales of Licensed Product solely for non-profit research or clinical testing or for indigent or similar public support or compassionate use programs. A Licensed Product shall be considered “sold” only when billed or invoiced.

1.1.14.	“Ovamed MTA” means the Material Transfer Agreement, by and between FU Berlin and Ovamed, as amended as of the Effective Date by, and together with, the Letter Agreement among FU Berlin, Ovamed and Coronado.

1.1.15.	“Ovamed Territory” means all countries outside the Coronado Territory.

1.1.16.	“Patent(s)” means any patents, patent applications (including provisional applications), certificates of invention, or applications for certificates of invention and any supplementary protection certificates, together with any extensions, registrations, confirmations, patents of addition, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof or thereto.

FU Berlin – License Agreement final execution	3/19

1.1.17.	“Performance Period” means the period for performing the Project, which shall commence on the Effective Date and expire, unless earlier terminated as set forth in the Research Agreement, four (4) years thereafter.

1.1.18.	“Project” means the research project as described in Appendix B attached to the Research Agreement entitled “Functional characterization of secretory T. suis larval products in mice”.

1.1.19.	“Project Results” means any and all Know-How in any form that is (i) conceived, developed or otherwise generated by or on behalf of either Party in the course of performing the Project or pursuant to the Research Agreement; or (ii) generated within (6) months after the expiration or termination of the Performance Period from an analysis of the data generated in the performance of the Project.

1.1.20.	“Regulatory Approval” means all approvals (including pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agencies, departments, bureaus or other governmental entities, necessary for the manufacture, use, storage, import, export, transport and sale of a Licensed Product in a regulatory jurisdiction.

1.1.21.	“Research Agreement” means the Research Agreement entered into as of the Effective Date by and between FU Berlin and Coronado, as may be amended in accordance with the terms thereof.

1.1.22.	“Research Proposal” has the meaning set forth in Article 5.

1.1.23.	“Royalty Term” means, with respect to a Licensed Product in in each country in the Territory, the period commencing on the date of first commercial sale of such Licensed Product in the applicable country and expiring on the expiration or invalidation of the last Issued Patent Claim covering such Licensed Product in the applicable country in the Territory.

1.1.24.	“Royalty Year” means (a) for the year in which the first commercial sale of Licensed Product occurs, the twelve (12) month period commencing on the first day of the calendar quarter in which such first commercial sale occurs and expiring on the last day of the twelfth (12th) month following such first day; and (b) for each subsequent year, each successive twelve (12) month period.

1.1.25.	“Territory” means worldwide.

1.1.26.	“TSO” means Trichuris suis ova, incorporated into any formulation or delivery system.

2. ARTICLE 2 - JOINT OWNERSHIP

2.1.	All Project Results and Joint Patents, including all rights, title and interest thereon and any Inventions relating thereto or claimed therein (“Joint Intellectual Property”), will be jointly owned by the Parties, regardless of the contribution by either Party or its employees or agents towards inventorship, provided, however, that in accordance with the Ovamed MTA, FU Berlin’s rights, title and interest in Joint Patents in the Ovamed Territory shall be subject to Ovamed’s interest therein.

2.2.	Each Party shall execute and cause to be executed all documents necessary to vest jointly in the Parties all rights, title and interest in the Joint Intellectual Property, including instruments of conveyance, assignments or other documents as may reasonably be deemed necessary

FU Berlin – License Agreement final execution	4/19

and appropriate to give full and proper effect to such assignment and joint ownership and apply for and obtain Patents in accordance with the terms of this License Agreement.

2.3.	Each Party represents and warrants that each of its employees, agents and/or consultants who will have responsibilities and/or will engage in activities relating to the Project or under the Research Agreement, (a) has entered or will enter into an employment agreement or other agreement that provides for assignment to such Party of all Inventions made by such employee, agent or consultant during the course of his or her employment or performance of the Project and conduct of the activities contemplated under the Research Agreement, and (b) is familiar with and abides by the terms of this Article 2.

3. ARTICLE 3 - PROSECUTION, MAINTENANCE AND ENFORCEMENT

3.1.	Coronado or its designees will have the first right and responsibility for preparation, filing, prosecution and maintenance and protection (including handling of oppositions, re-examinations and interferences) in the Territory of any Joint Patent (in the names of both Parties) and of any Patent included in FU Berlin Intellectual Property, at Coronado’s expense. If Coronado or its designees decide not to file a patent application or to discontinue prosecution or maintenance of any such Patent in a particular country or jurisdiction in the Territory, Coronado shall advise FU Berlin of such decision. FU Berlin may in that case take over the filing, prosecution and/or maintenance of such Patent in such country or jurisdiction at its own expense. FU Berlin shall promptly disclose to Coronado in writing all Inventions of which it becomes aware. Coronado will inform FU Berlin at least 90 days after Coronado receives a written notice of invention or invention disclosure if a patent application will be filed. Coronado acknowledges and agrees that in the event of any patentable Inventions it would expect to file patent applications on such patentable Invention in at least the United States and one jurisdiction in Europe.

3.2.	Coronado will keep FU Berlin informed of material developments in the preparation, filing, prosecution, maintenance and protection of such Patents and will permit FU Berlin a reasonable opportunity to comment on any proposed material action with respect to any such Patent. The same obligations will apply with respect to FU Berlin in case FU Berlin takes over the prosecution and/or maintenance of Patents as per the above.

3.3.	FU Berlin will cooperate with and provide assistance to Coronado including by executing or causing to be executed on a timely basis all documents, and performing all acts reasonably necessary, for Coronado to prepare, file and prosecute such patent applications and maintain, protect, defend and enforce such Patents.

3.4.	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any Joint Patent or Patent included in FU Berlin Intellectual Property. Coronado shall have the unilateral right, but not the obligation, to take legal or other action against any third party to enforce and defend such Patents at its sole discretion and expense. Any monetary recovery from any legal or other action shall vest with Coronado.

3.5.	FU Berlin makes no warranties, express or implied, of merchantability or fitness for a particular purpose of any subject matter defined by the claims of the Patents or Licensed IP or tangible materials related thereto.

FU Berlin – License Agreement final execution	5/19

3.6.	If any warning letter or other notice of infringement is received by a Party, or legal action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Joint Patents or Licensed IP, that Party shall promptly inform the other Party and the Parties shall discuss how to respond. Coronado or its designees shall, without the consent of FU Berlin, have the right but not the obligation to defend such action and shall have the right but not the obligation to settle with such third party, provided that Coronado or such designee does not concede invalidity, non-infringement or unenforceability of any of the Joint Patents without first consulting with FU Berlin.

3.7.	If Coronado or its designee is unable to initiate, prosecute, or defend any actions referred to in this Article 3 solely in its own name, FU Berlin will join such action voluntarily and will execute on a timely basis all documents necessary for Coronado or such designee to prosecute, defend and maintain such action.

3.8.	The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by Coronado. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, Coronado shall have the right but not the obligation to make the election.

3.9.	FU Berlin shall not (a) sell, transfer, assign, encumber or otherwise dispose of or grant any third party any rights or licenses in or to, any of FU Berlin’s right, title and interest in or to any FU Berlin Intellectual Property or any Joint Intellectual Property, including in or to any Patents included therein, or (b) take any other action or enter into any agreement or arrangement with any third party to do any of the foregoing that is inconsistent or in conflict with the rights granted to Coronado hereunder or that would otherwise interfere with the practice of the Licensed IP by Coronado as contemplated under this Agreement.

4. ARTICLE 4 - EXCLUSIVE LICENSE

4.1.	In consideration of the terms and conditions of this Agreement and the Research Agreement, FU Berlin hereby grants to Coronado a fully paid up, irrevocable, perpetual, exclusive (even as to FU Berlin), transferable right and license (including the right to grant sublicenses) in the Territory, under the Licensed IP, to develop, make, have made, use, import, export, market, offer for sale and sell Licensed Products. In the event that consent by FU Berlin is necessary for Coronado to license or sublicense any Joint Intellectual Property, FU Berlin hereby consents to Coronado’s grant of one or more licenses or sublicenses under such Joint Intellectual Property to third parties and shall execute any document or do any other reasonable act deemed necessary to evidence such consent.

4.2.	FU Berlin retains the non-exclusive and non-transferable right to use the Licensed IP solely for its own internal non-commercial, academic, research and teaching purposes, provided that FU Berlin shall not directly or indirectly, (a) grant any rights or take any other action that adversely impacts, is inconsistent with, could interfere or conflict with, or could reduce the value of, the rights and licenses granted to Coronado hereunder; or (b) distribute TSO, Licensed Product, or any other product utilizing any Licensed IP, to any third party, subject to the provisions of Article 5.

FU Berlin – License Agreement final execution	6/19

4.3.	FU Berlin understands and acknowledges that Coronado is engaged in an ongoing research and pre-clinical and clinical development program with respect to TSO and owns or controls and may during the Term own or control Patents, Know-how, trade secrets, and other intellectual property relating to TSO (“Coronado Intellectual Property”) and shall retain all such ownership, rights and licenses to and under the Coronado Intellectual Property during and after the Term.

4.4.	Nothing in this Agreement shall be deemed to constitute the grant of any license or other right except as expressly set forth herein.

5. ARTICLE 5 - RESEARCH PROPOSALS

5.1.	If at any time during the Term FU Berlin proposes to conduct a research project on TSO in addition to the Project “Functional characterization of T. suis larval products in mice”, it shall first submit to Coronado a written proposal for Coronado to sponsor such research project in accordance with this Article 5 (each, a “Research Proposal”). A Research Proposal shall include any such projects underway as of the Effective Date, including a research proposal relating to a project as summarized on Appendix 5.1. Any Research Proposal shall contain, at a minimum, information supporting the scientific rationale for such Research Proposal and a research project plan, timeline and budget associated with the Research Proposal. If after evaluating such Research Proposal, Coronado elects to sponsor such research, the Parties shall promptly negotiate in good faith a mutually acceptable research project plan and budget and a new research agreement relating thereto on reasonable and customary terms and conditions.

5.2.	Upon execution by the Parties of such new research agreement, (a) any and all Know-How in any form that is (i) conceived, developed or otherwise generated by or on behalf of either Party in the course of performing the Research Proposal or pursuant to the new research agreement; or (ii) generated within (6) months after the expiration or termination of the performance period of the Research Proposal from an analysis of the data generated in the performance of the Research Proposal, and (b) any Patents relating thereto, including all FU Berlin’s rights, title and interest thereon and any Inventions or other intellectual property relating thereto or claimed therein, shall automatically become Licensed IP and subject to the terms and conditions of this License Agreement.

5.3.

If Coronado elects not to sponsor the research set forth in the Research Proposal, or if the Parties are unable to agree on terms and conditions of a new research agreement, then FU Berlin shall be free to present such Research Proposal to a third party. However, FU Berlin agrees not to present a Research Proposal to a third party that would include the ownership or grant of any intellectual property rights with or to a third party (a) on materially better terms than those last offered to Coronado without first offering such terms to Coronado, in which case Coronado will have a period of at least thirty (30) days in which to accept or reject the offer; (b) that conflicts or is inconsistent with any of the rights or licenses

FU Berlin – License Agreement final execution	7/19

granted to Coronado hereunder or under the Research Agreement; or (c) that could reasonably be considered to have an adverse impact on the commercialization of TSO or Licensed Product.

6. ARTICLE 6 – PAYMENTS

6.1.	Patent Costs. Coronado will pay the patent costs as set forth in Article 3.

6.2.	Milestone Payments. Coronado will pay FU Berlin the following non-creditable and non-refundable milestone payments, contingent upon occurrence of the specified event with respect to a Licensed Product, with each milestone payment to be made (a) for each of the first two (2) Licensed Products, (b) no more than once with respect to the achievement of the applicable milestone event for the first two (2) Licensed Products, and (c) within 45 days after the applicable milestone event is achieved:

•

50.000 EURO upon the grant of a Joint Patent in the U.S. (or another jurisdiction chosen by Coronado), which includes at least one Issued Patent Claim covering a composition or its use, which includes one or more substances that are secreted or excreted by T. suis larvae and which have been shown by functional characterization as having immunomodulatory properties in vivo in mice along the lines observed in human subjects after oral administration of TSO;

•	80.000 EURO upon acceptance for filing of IND for a Licensed Product;

•	100.000 EURO upon successful completion of Phase I Study with a Licensed Product;

•	200.000 EURO upon successful completion of Phase II Study with a Licensed Product;

•	400.000 EURO upon successful completion of Phase III Study with a Licensed Product;

•	2.000.000 EURO upon Regulatory Approval of a Licensed Product in the U.S; and

•	1.000.000 EURO upon first Regulatory Approval of a Licensed Product in Europe (including obtaining approvals to market in at least Germany, France, United Kingdom, Italy and Spain).

6.3.	Royalties on Net Sales

6.3.1.	Subject to the provisions of this Section 5.3, during the Royalty Term, Coronado will pay FU Berlin royalties on Net Sales in the Territory in each Royalty Year (“Annual Net Sales”) at the following rates:

For Portion of Annual Net Sales in the Territory:	Royalty Rate
Less than US$500,000,000	1%
Greater than or equal to US$500,000,000 and less than US$1,000,000,000	1.5%
Greater than or equal to US$1,000,000,000 and less than US$2,000,000,000	2%
Greater than or equal to US$2,000,000,000	2.5%

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For example, if Annual Net Sales in a Royalty Year are US$1,800,000,000, the royalties payable for such Royalty Year would total US$28,500,000, calculated as follows: 1% of first US$500,000,000 (or US$5,000,000) plus 1.5% of next US$500,000,000 (or US$7,500,000) plus 2% of next US$800,000,000 (or US$16,000,000).

6.3.2.	No multiple royalties shall be payable if a Licensed Product shall be covered by more than one Issued Patent Claim of a Joint Patent or a Patent included in Licensed IP. After the expiration of the Royalty Term in any country in the Territory, Coronado shall have a perpetual, fully paid license to the rights licensed hereunder in such country without any further consideration payable to FU Berlin.

6.3.3.	Royalties shall be payable within sixty (60) days after the end of each calendar quarter during the Royalty Term in which there are Net Sales.

6.4.	Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 6, FU Berlin shall provide Coronado, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms) and Coronado shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 6. Coronado will reasonably cooperate with FU Berlin to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries.

6.5.	Payments in US Dollars; Currency Conversion; Exchange Controls. All payments hereunder shall be made in United States Dollars. For purposes of computing royalties based on Net Sales in any country outside the United States, such Net Sales shall be converted to United States Dollars using the relevant rate of exchange for United States Dollars used by Coronado for its internal financial accounting purposes in preparing its audited financial statements. If at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as Coronado may determine.

6.6.

Third Party Obligations. As between the Parties, FU Berlin shall be responsible for any amounts payable to, and shall perform its obligations under applicable law to or any agreement between FU Berlin (or any Affiliate of FU Berlin or any FU Berlin Personnel) and Ovamed and/or any

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other person (including any inventor) or entity relating to TSO, Licensed Product, Joint Patents or any intellectual property rights relating to any of the foregoing, including any agreement under which it obtained funding or materials (“Third Party Agreements”). Third Party Agreements shall include, without limitation, the Ovamed MTA.

7. ARTICLE 7 - EXCHANGE OF INFORMATION

7.1.	Within ten (10) days after the Effective Date, FU Berlin shall disclose to Coronado in writing any FU Berlin Intellectual Property not previously made available to Coronado.

7.2.	During the Term, and in addition to the reports required under the Research Agreement, FU Berlin shall promptly disclose to Coronado in writing on an ongoing basis any Inventions, developments or improvements relating to the Licensed IP or Licensed Product.

8. ARTICLE 8 - REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

8.1.	Each Party represents and warrants to the other Party that:

8.1.1.	it has the legal right, title, authority and power to enter into this License Agreement and the Research Agreement and to perform its obligations hereunder and thereunder;

8.1.2.	it has taken all necessary action to authorize the execution, delivery and performance of this License Agreement

8.1.3.	the performance of its obligations under this License Agreement will not conflict with or result in the breach of any agreements, contracts or other arrangements to which it is a Party.

8.2.	In addition to the representations and warranties in Article 8.1, FU Berlin represents and warrants to Coronado that:

8.2.1.	FU Berlin is the sole and exclusive owner of the FU Berlin Intellectual Property, free and clear of any liens, charges and encumbrances, and no other person, corporate or other entity, or governmental entity or subdivision thereof, has any claim or ownership interest in, to or under the FU Berlin Intellectual Property whatsoever, except that as set forth in the Ovamed MTA, Ovamed has a 10% interest in FU Berlin’s interest in Joint Patents in the Ovamed Territory;

8.2.2.	without limiting the generality of the foregoing, any and all Inventions and intellectual property relating thereto that have been or are made, conceived, created and/or reduced to practice by any FU Berlin Personnel, including Prof. Dr. Susanne Hartmann, those under Prof. Dr. Hartmann’s supervision and control, or any other person performing services under the Research Agreement, have been or are contractually assigned to and are owned solely by FU Berlin;

8.2.3.

FU Berlin has not (a) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in and to the FU Berlin Intellectual Property or the Joint Intellectual Property, except that as

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set forth in the Ovamed MTA, Ovamed has a 10% interest in FU Berlin’s interest in Joint Patents in the Ovamed Territory; (b) granted any license or other rights to or under the FU Berlin Intellectual Property or the Joint Intellectual Property; or (c) entered into any agreement with any third party which relates to the Project or is inconsistent or in conflict with the rights granted to Coronado hereunder or which would otherwise interfere with the practice of the Licensed IP by Coronado as contemplated under this License Agreement;

8.2.4.	FU Berlin has disclosed to Coronado all information known by it that is reasonably believed by FU Berlin to be related to the FU Berlin Intellectual Property or the Project and the rights and licenses granted under this License Agreement and the activities contemplated under the Research Agreement; and

8.2.5.	there are no pending or threatened actions, suits, investigations, claims, judgments, settlements or proceedings relating to the FU Berlin Intellectual Property.

8.3.	LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE RESEARCH AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. This limitation of liability shall not apply to the extent that any such liability is the result of intentional acts or omissions by, or accountable to, any Party.

9. ARTICLE 9 - MISCELLANEOUS

9.1.	Independent Contractor. All work performed by either Party or any of its employees or agents pursuant to the terms of this License Agreement will be performed solely as an independent contractor, and the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party is authorised or empowered to act as an agent for the other for any purpose or make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party.

9.2.	Entire Agreement; Incorporation by Reference. This License Agreement together with the Research Agreement and the appendices thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede any and all oral or written communications, understandings or term sheets relating thereto. The following provisions of the Research Agreement are hereby incorporated by reference into this License Agreement and shall survive any termination or expiration of the Research Agreement: Article 8-Intellectual Property and Article 9-Confidentiality.

9.3.

Use of Name, Disclosure of Agreement. Except as may be required by law or as provided in this License Agreement or the Research Agreement, neither Party will use the name, trademarks, trade names or logos of the other Party, its Affiliates, or their respective employees in any advertising or promotional activities without the prior written permission of the other Party, which permission shall not be unreasonably withheld and which shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar

FU Berlin – License Agreement final execution	11/19

information that has previously been disclosed unless there have been material developments since the date of the previous disclosure. Notwithstanding the foregoing, it is understood and agreed by FU Berlin that Coronado may make disclosure of this License Agreement and the Research Agreement and the terms hereof and thereof (a) in any filings required by the Securities and Exchange Commission (“SEC”), other governmental authority or securities exchange, and may file this License Agreement and the Research Agreement as exhibits to any filing with the SEC, other governmental authority or securities exchange, and (b) in press releases or other public announcements as required by applicable laws. Coronado shall provide FU Berlin with notice of the initial such disclosure. Except as required by law, FU Berlin shall not make any public announcement or other disclosure to a third party concerning the existence of or terms of this License Agreement or the Research Agreement or with respect to the Project or Licensed Product without the prior written consent of Coronado.

9.4.	Amendments. No amendments or additions to this License Agreement (including to this Article 9.4) will be binding on the Parties unless made in writing and signed by a duly authorised representative of each Party.

9.5.	Assignment. This License Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred by either Party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld except that without such consent of FU Berlin, Coronado may assign or transfer this License Agreement (or any part hereof) to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets related to TSO or Licensed Product or in the event of a merger, consolidation, change in control or similar corporate transaction Any permitted assignee shall assume all obligations of its assignor under this License Agreement. In connection with the foregoing, Coronado shall provide notice to FU Berlin of any such assignment.

9.6.	Costs. Each Party will bear its respective costs and expenses, including but not limited to all fees and expenses of accountants, counsel and other external advisors, incurred in connection with negotiations, execution and performance of this License Agreement and any ancillary agreements between the Parties, including, without limitation, the fees and expenses of its respective advisors.

9.7.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this License Agreement for failure or delay in fulfilling or performing any term of the License Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, factory shutdowns, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

9.8.

Severability. If, under applicable law, any provision of this License Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this License

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Agreement, the Parties mutually agree that this License Agreement shall endure except for such provision. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision that shall be a reasonable substitute for such invalid and/or unenforceable provision provision in light of the overall intent and purposes of this License Agreement.

9.9.	No Third Party Beneficiaries. No provision of this License Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any party other than the Parties and their respective successors and assigns.

9.10.	Counterparts; Signatures. This License Agreement may be executed in counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same instrument. Signatures to this License Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this License Agreement shall have the same effect as physical delivery of the paper document bearing an original signature.

10. ARTICLE 10 - NOTICES

10.1.	Any notice, report, request, approval, consent or other communication required or permitted to be given under this License Agreement will be in writing and will for all purposes be deemed to have been fully given and received if delivered in person or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, or by fax transmission (with an appropriate transmission receipt) to the respective Parties at the following addresses:

If to Coronado:	24 New England Executive Park
Burlington, MA 01803
Attn: President
bsandage@CoronadoBioSciences.com
Fax: +1-781-652-4545

If to FU Berlin:	Freie Universität Berlin
Kaiserswerther Straße 16-18
14195 Berlin
Att: Prof. Dr. Susanne Hartmann
susanne.hartmann@fu-berlin.de
Fax: 30 2093 6051

11. ARTICLE 11 - TERM AND TERMINATION

11.1.

This License Agreement shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Article 11, shall continue in each country in the Territory until the last-to-expire Patent in such country (including any regulatory extensions of patent term) containing an Issued Patent Claim covering Licensed Product, has expired or been revoked without a right of further appeal (the “Term”). Upon expiration of this License Agreement on a country by country basis, all

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rights and licenses granted to Coronado hereunder shall be deemed fully paid up and shall survive such expiration and Coronado shall be free to use the Know-How, Project Results, Licensed Products and Licensed IP without restriction or compensation to FU Berlin.

11.2.	Either Party shall be entitled to terminate this License Agreement or suspend its obligations, and without any compensation becoming due, in the event of the following:

11.2.1.	if either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this License Agreement, the Non-Breaching Party may deliver notice of such breach to the Breaching Party. If the Breaching Party fails to cure such breach within the sixty (60) day period after the Breaching Party’s receipt of such notice, the Non-Breaching Party may terminate this License Agreement upon written notice to the Breaching Party; provided however, that if such breach relates solely to a particular country or jurisdiction in the Territory, then the non-breaching Party shall have the right to terminate this License Agreement solely with respect to such country or jurisdiction

11.2.2.	upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

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11.3.	Notwithstanding anything contained herein to the contrary, Coronado shall have the right to terminate this License Agreement at any time (a) by giving sixty (60) days written notice to FU Berlin in the event of any event, condition or regulatory action that affects the safety or efficacy or marketability of Licensed Product or in the event Coronado is unable to obtain sufficient quantities of GMP material to conduct clinical trials, or (b) in its entirety or on a country-by-country basis for any reason by giving one hundred eighty (180) days prior written notice to FU Berlin. In the event of any such termination, the rights and obligations hereunder, including any payment obligations not due and owing as of the termination date, shall terminate with respect to the License Agreement in its entirety or with respect to the particular country or jurisdiction in the Territory, as applicable.

11.4.	In case of early effective termination of this License Agreement, other than a termination pursuant to Section 11.3(a), the Parties will negotiate in good faith an agreement between them relating to the use of the Project Results and any Joint Patents.

11.5.	In addition to any obligations and rights of a Party that expressly or by nature shall survive any termination or expiration of this License Agreement, the following provisions of this License Agreement shall survive any termination or expiration of this License Agreement: Article 1, Article 2, Article 3, Article 8, Article 10, Article 11 and Article 12.

12. ARTICLE 12 - DISPUTE RESOLUTION AND GOVERNING LAW

12.1.	The Parties will use commercially reasonable efforts to settle all matters in dispute amicably. The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this License Agreement or the Research Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of Coronado and the Chancellor of FU Berlin. Such individuals shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If such individuals are unable to settle the Dispute between themselves within twenty (20) Business Days, they shall so report to the parties in writing. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

12.2.	Any Dispute which has not been resolved by negotiation as provided in sub-section 12.1 within twenty (20) Business Days, shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration will take place in Berlin and will be conducted in the English language. The award of the arbitrator(s) will be final and binding on both Parties. The Parties bind themselves to carry out the awards of the arbitrator(s).

12.3.	Notwithstanding, without resorting to prior arbitration and in addition to any other remedies provided by law, Coronado will be entitled to seek temporary and permanent injunctive relief against any threatened or actual breach of this License Agreement or the continuation of any such breach in any court of competent jurisdiction.

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12.4.	This License Agreement will as far as legally possible be construed and interpreted pursuant to the laws of Germany without regard to principles of conflicts of law.

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the dates set forth below:

SIGNED BY:

Freie Universität Berlin

By: /s/ Peter Lange
Name: Peter Lange
Title: Director of Administration and Finance
Date: 22.02.2013

Coronado Biosciences, Inc.

By: /s/ Harlan F. Welsman
Name: Harlan F. Welsman
Title: Chairman and CEO
Date: February 22, 2013

Read and acknowledged:

Project Director for Coronado	Project Director for FU Berlin

/s/ Bobby Sandage	/s/ S. Hartmann
By: Dr. Bobby Sandage,	By: Prof. Dr. Susanne Hartmann
Principal Scientist	Principal Scientist / Group Leader

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Schedule 1.1.4

FU Berlin Background Know-How

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Appendix 5.1

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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